SUB-SUBADVISORY AGREEMENT

This Agreement is made as of the 14th day of October, 2016, by and between FIAM LLC, a Delaware limited liability company ("Subadviser") and Geode Capital Management, LLC, a Delaware limited liability company (Sub-Subadviser").

WHEREAS the fund listed in Schedule A (the "Fund," and collectively with any additional funds as may be noted on Schedule A from time to time, the "Funds") is a series of Allianz Variable Insurance Products Trust (the "Trust"), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS Allianz Investment Management LLC, a Minnesota limited liability company ("Manager")  has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds in accordance with the terms and conditions set forth in this Agreement.

WHEREAS Manager has entered into a subadvisory agreement (the "Subadvisory Agreement") with the Subadviser pursuant to which Subadviser provides investment advisory services to the Funds in accordance with the terms and conditions set forth in the Subadvisory Agreement.

WHEREAS Manager, the Funds and Subadviser each desire to retain Sub-Subadviser to provide investment advisory services to the Funds, and Sub-Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1. Sub-Subadviser's Duties.
(a)
Portfolio Management. Subject to supervision by Subadviser, the Manager and the Funds' Board of Trustees (the "Board"), Sub-Subadviser shall have full discretion and authority to manage the investment operations and the composition of that portion of assets of each of the Funds which is allocated to Sub-Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions (the "Investment Guidelines") as stated in the Funds' then current registration statement filed with the Securities and Exchange Commission (the "SEC"), as from time to time amended (the "Registration Statement"), and subject to the following understandings. For the avoidance of doubt, all of Sub-Subadviser's obligations under this Agreement with respect to the Fund shall be solely for that portion of such Fund for which portfolio management responsibility is allocated to the Sub-Subadviser from time to time. Except as otherwise required by applicable law or regulation, changes in the Investment Guidelines will be made only with the prior written consent of Sub-Subadviser, which consent shall not unreasonably be withheld, and will make due allowance, as the parties mutually agree, for the time that Sub-Subadviser will have within which to come into compliance with such amended Investment Guidelines.

 Subadviser understands that the value of investments made for the Funds may increase as well as decrease, is not guaranteed and past performance is no guarantee of future results. Sub-Subadviser has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Funds or the performance of the Funds relative to any standard or index, including other clients of Sub-Subadviser. Subadviser acknowledges that each Fund is designed for the described investment objective and is not intended as a complete investment program and also understands that investment decisions made on behalf of the Fund by Sub-Subadviser are subject to various market and business risks

(i)
Investment Decisions.  Sub-Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of each of the Funds allocated to it by Subadviser, and what portion of such assets will be invested or held uninvested as cash.  With the exception of the AZL Pyramis Multi-Strategy Fund, the Sub-Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act.

 Subadviser authorizes Sub-Subadviser to vote proxies for securities held in that portion of each of the Funds allocated to it by Subadviser (the "Allocated Assets") pursuant to Sub-Subadviser's policies and procedures and according to Sub-Subadviser's proxy voting guidelines, of which Subadviser hereby acknowledges receipt. Sub-Subadviser will maintain appropriate records regarding proxy voting for the Allocated Assets. Sub-Subadviser is authorized and directed to instruct the custodian to forward promptly to Sub-Subadviser copies of all proxies and shareholder communications relating to securities held in the Allocated Assets (other than materials relating to legal proceedings). Subadviser agrees that Sub-Subadviser will not be responsible with regard to the voting of proxies if Sub-Subadviser has not received such proxies or related shareholder communications on a timely basis. Sub-Subadviser has the authority to engage a service provider to assist with administrative functions related to voting proxies for the Allocated Assets.  Subadviser may obtain a copy of Sub-Subadviser's proxy voting policies and procedures and information about how Sub-Subadviser voted with respect to Fund securities by contacting Sub-Subadviser at the address and/or telephone number listed below.

 Unless Sub-Subadviser otherwise agrees in writing, Sub-Subadviser will not advise or take any action on behalf of the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in, or formerly held in, the Funds, or involving the issuers of such securities. Sub-Subadviser will forward all proof of claim forms and related materials to the Fund's custodian or Subadviser upon receipt. Sub-Subadviser will not be liable for failure to file such forms. Sub-Subadviser will cooperate reasonably as requested by Subadviser or the custodian in any possible proceeding.

(ii)
Investment Limits. In the performance of its duties and obligations under this Agreement, Sub-Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of Subadviser and of the Board communicated to Sub-Subadviser in writing; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations, provided, however, that Sub-Subadviser will be responsible to comply with restrictions on permitted investments set forth in applicable state insurance law only to the extent that notice of such restrictions have been communicated in writing to Sub-Subadviser; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement and/or the Subadvisory Agreement to the extent communicated to Sub-Subadviser in writing; and (E) any policies and procedures of Sub-Subadviser communicated to the Funds and/or Subadviser.

(iii) Portfolio Transactions.

(A)
Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Sub-Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Subadviser or Sub-Subadviser) as may be selected by Sub-Subadviser; provided, however, that such orders shall be consistent with Sub-Subadviser's brokerage practices as disclosed in Sub-Subadviser's Form ADV; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Sub-Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Sub-Subadviser's other clients may be a party.

(B)
Aggregation of Trades.  On occasions when Sub-Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of one or more of the Funds as well as other clients of Sub-Subadviser, Sub-Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Sub-Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Sub-Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients, as described in Sub-Subadviser's then-current Form ADV.

(iv)	Records and Reports.
Sub-Subadviser (A) shall maintain such books and records as are required based on the services provided by Sub-Subadviser pursuant to this Agreement under the 1940 Act and as are reasonably requested by Subadviser to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall use reasonable efforts to render to the Board such periodic and special reports as the Board or Subadviser may reasonably request in writing, and (C) shall use reasonable efforts to meet with any persons at the request of Subadviser or the Board for the purpose of reviewing Sub-Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)
Transaction Reports. On each business day Sub-Subadviser shall provide to the Funds' custodian and the Funds' administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds' custodian and the

Funds' administrator to perform their respective duties with respect to the Funds, and shall provide Subadviser with such information upon Subadviser's request.

(b)
Compliance Program and Ongoing Certification(s).  As requested, Sub-Subadviser shall use reasonable efforts to timely provide to Subadviser (i) information and commentary for the Funds' annual and semi-annual reports, in a format mutually agreed between Subadviser and Sub-Subadviser, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Allocated Assets, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Sub-Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Sub-Subadviser and the Sub-Subadviser's management of the Funds, in a format mutually agreed between Subadviser and Sub-Subadviser from time to time; (iii) an annual sub-certification with respect to matters relating to the Funds' compliance program under Rule 38a-1, and (iv) an annual certification from the Sub-Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Sub-Subadviser's compliance program, in a format reasonably requested by Subadviser.

(c)
Maintenance of Records.  Sub-Subadviser shall use reasonable efforts to timely furnish to Subadviser all information relating to Sub-Subadviser's services hereunder which are needed by Subadviser to maintain the books and records of the Funds required under the 1940 Act.  Sub-Subadviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Sub-Subadviser and Subadviser.  Sub-Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Sub-Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Sub-Subadviser may retain a copy of such records.  Sub-Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

(d)	Fidelity Bond and Code of Ethics. Sub-Subadviser will provide the Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Sub-Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)
Confidentiality.  Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including the Portfolio Information.  As used herein, "Confidential Information" means confidential and proprietary information of the Funds, Sub-Subadviser, or Subadviser, including portfolio holdings of the Funds or other portfolio managed by Subadviser or Sub-Subadviser, that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Sub-Subadviser that Sub-Subadviser manages under the terms of this Agreement.  Except as set forth in this Agreement or otherwise required by applicable law, each party will restrict access to the Confidential Information to those employees who will use it only for the purpose for which the Confidential Information was provided to that party.  Notwithstanding the above, Sub-Subadviser may share Confidential Information related to the Fund with a subadviser to such Fund.  The foregoing shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure.

(f)
Delegation.  In rendering the services required under this Agreement, Sub-Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an "investment adviser" to the Fund within the meaning of the 1940 Act unless otherwise consented to by the Subadviser to the Fund and, as appropriate, the Board of the Fund.  Sub-Subadviser shall remain liable to Subadviser for the performance of Sub-Subadviser's obligations hereunder and for the acts and omission of such other person, and Subadviser shall not be responsible for any fees that any such person may charge to Sub-Subadviser for such services. Sub-Subadviser is authorized to engage affiliates to provide accounting and/or other administrative services related to the Funds.

(g)
Custody of Securities. The Funds have retained a custodian to hold securities and other investments in accordance with Section 17(f) under the 1940 Act and the rules thereunder. Sub-Subadviser will not, and nothing herein will be construed to permit Sub-Subadviser to, have "custody" (as defined in the Advisers Act) of the Allocated Assets. If not communicated by the Fund or Manager, Subadviser agrees to notify Sub-Subadviser in writing of a change of the Funds' custodian. Subadviser agrees that Sub-Subadviser will not be liable for any act or omission of the custodian, except to the extent that such act or omission is taken at the direction of Sub-Subadviser. All costs related to the services of the custodian will be paid by the Funds. If not communicated by the Fund or Manager, Subadviser will advise the Funds' custodian of the Funds' retention of Sub-Subadviser and will instruct and direct the custodian to comply with and honor requests and instructions of Sub-Subadviser made or given in connection with the exercise of the authority granted to Sub-Subadviser in this Agreement.

2.
Subadviser's Duties.  Subadviser shall oversee and review Sub-Subadviser's performance of its duties under this Agreement.  Subadviser shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Sub-Subadviser as provided in Section 1(a) hereof or to any other subadviser.  If not provided by the Manager or the Fund, Subadviser will periodically provide to Sub-Subadviser a list of the affiliates of Subadviser or the Funds (other than affiliates of Sub-Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Sub-Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

3.
Documents Provided to Sub-Subadviser.  Subadviser has delivered or will deliver to Sub-Subadviser current copies and supplements thereto of the Funds' Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4.
Compensation of Sub-Subadviser.  Sub-Subadviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds.  For the services provided and the expenses assumed pursuant to this Agreement, Subadviser will pay to Sub-Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Funds' assets allocated to Sub-Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act.  For the purpose of determining fees payable to Sub-Subadviser, the value of the Funds' average daily assets allocated to Sub-Subadviser under this Agreement shall be computed at the times and in the manner specified in the Funds' Prospectus or Statement of Additional Information as from time to time in effect.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs

5.	Representations of Sub-Subadviser. Sub-Subadviser represents and warrants as follows:

(a)
Sub-Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and will provide promptly notice of any material violations relating to any of the Funds to Subadviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser and the Funds of the occurrence of any event that would disqualify Sub-Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Sub-Subadviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that is substantially likely to result in disqualification under Section 9(a).  Sub-Subadviser further agrees to notify Subadviser and the Funds promptly of any material fact known to Sub-Subadviser concerning Sub-Subadviser that is not contained in the Funds' Registration Statement, or any amendment or supplement to any Fund prospectus or SAI, but that is required to be disclosed therein, and of any material statement contained therein that becomes untrue in any material respect.

(b)
Sub-Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Subadviser with a copy of the code of ethics.  Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Sub-Subadviser shall certify to Subadviser that Sub-Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Sub-Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)
Sub-Subadviser has provided Subadviser with a copy of its current Form ADV Parts 2A and 2B as most recently deemed to be filed with the SEC, and promptly will furnish a copy of all amendments thereto to Subadviser.

(d)
Sub-Subadviser will promptly notify Subadviser of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Sub-Subadviser's Chief Executive Officer or President, or Chief  Investment Officer, or if there is otherwise a change in control or management of Sub-Subadviser.  For purposes of this section "control" shall have the same meaning as under the 1940 Act.

.
(e)
Unless required under applicable law, Sub-Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Subadviser, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser.

6. Representations of Subadviser.  Subadviser represents and warrants as follows:

(a)
Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Subadvisory Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the SubadvisoryAgreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Subadviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)
Unless required by applicable law, Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Sub-Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Sub-Subadviser, which consent shall not be unreasonably withheld.

(c)
Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into the Subadvisory Agreement.  Subadviser and the Manager have duly entered into the Subadvisory Agreement pursuant to which the Trust authorized Subadviser to enter into this Agreement.  Shareholders of the Funds have approved all such agreements or are not required to approve these agreements under applicable law.

7. Liability and Indemnification.

(a)
Sub-Subadviser agrees to perform faithfully the services required to be rendered by Sub-Subadviser under this Agreement, but nothing herein contained shall make Sub-Subadviser or any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, or assignees (collectively, "Sub-Subadviser Parties") liable for any loss sustained by the Funds, Subadviser, or their respective affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, assignees, or shareholders (collectively, "Fund Parties"), or any other person on account of the services which Sub-Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Sub-Subadviser against liability to the Fund Parties, or any other person to which Sub-Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  Nothing in this Agreement shall protect Sub-Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act"), the 1940 Act, or the Advisers Act.  Sub-Subadviser does not warrant that the portion of the assets of each of the Funds managed by Sub-Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

Sub-Subadviser will have no responsibility with respect to any assets of the Funds other than the Allocated Assets. Sub-Subadviser also will not be responsible for any consequential and indirect damages or any loss incurred by reason of any act or omission of any broker or dealer, the custodian or any other third party or authorized representative with respect to the Funds; provided, however, that Sub-Subadviser will be responsible for the acts and omissions of a broker or dealer or other third party selected by Sub-Subadviser if Sub-Subadviser's selection or supervision of such broker or dealer or other third party constitutes willful misfeasance, bad faith, or gross negligence in the performance of Sub-Subadviser's  duties or reckless disregard of Sub-Subadviser's obligations and duties under this Agreement. Sub-Subadviser will have no responsibility for any loss resulting from anything done or omitted to be done in good faith reliance on any written instructions from Subadviser or any authorized representative thereof, and Subadviser agrees to indemnify Sub-Subadviser and hold it harmless from any losses or liabilities incurred as a result of Sub-Subadviser acting in good faith on the basis of such instructions.

(b)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Sub-Subadviser Parties shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Subadviser, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Subadviser Indemnitees") as a result of any error of judgment or mistake of law by Sub-Subadviser with respect to the Funds, except that, subject to paragraph (a) above, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Sub-Subadviser for, and Sub-Subadviser shall indemnify and hold harmless the Funds and Subadviser Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Sub-Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Sub-Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Sub-Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Subadviser or the Funds by the Sub-Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Sub-Subadviser; provided, however, that the Fund and Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Fund Parties' willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Management Agreement, or violation of applicable law.  It is further understood and agreed that Sub-Subadviser may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable.  The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Subadviser may have under any securities laws.

(c)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser and the Funds shall not be liable for any losses,

claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Sub-Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Sub-Subadviser Indemnitees") as a result of any error of judgment or mistake of law by the Trust or Subadviser with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Sub-Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Sub-Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Sub-Subadviser and was made in reliance upon written information furnished to Subadviser or the Funds by a Sub-Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Subadviser or the Funds; provided, however, that the Sub-Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Sub-Subadviser Parties' willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement, or violation of applicable law.  It is further understood and agreed that Subadviser may rely upon information furnished to it by Sub-Subadviser that it reasonably believes to be accurate and reliable.

(d)
After receipt by Subadviser, the Funds, or Sub-Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8. Duration and Termination.

(a)
Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.  Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

(b)
Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of one or more of the Funds on 60 days' written notice to Sub-Subadviser.  This Agreement may also be terminated, without the payment of any penalty, by Subadviser (i) upon 60 days' written notice to Sub-Subadviser; (ii) upon material breach by Sub-Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within a reasonable period after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Subadviser, Sub-Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Sub-Subadviser or other circumstances that could adversely affect the Funds or Subadviser. Sub-

Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Subadviser; or (2) upon material breach by Subadviser of any representations and warranties set forth in the Agreement, if such breach has not been cured within a reasonable period after written notice of such breach.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or by termination of the Subadvisory Agreement, except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Management Agreement.

(c)
In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Sub-Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9.
Sub-Subadviser's Services Are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of Sub-Subadviser or Sub-Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Sub-Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.	References to Sub-Subadviser.

(a)
Sub-Subadviser hereby consents to the Funds' use of the Fund names set out in Schedule A hereto. Sub-Subadviser hereby grants to Subadviser and the Funds during the term of this Agreement the right and license to use Sub-Subadviser's name and registered and unregistered trademarks, service marks and logos as part of the Funds' names and in the marketing of the Funds. Subadviser agrees to furnish to Sub-Subadviser at its principal office all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Funds, which refer to Sub-Subadviser in any way.

(b)
Sub-Subadviser shall not use the names of the Funds, Subadviser or any of their affiliates in any material relating to Sub-Subadviser in any manner not approved prior thereto by Subadviser; provided however, that Subadviser shall approve all uses of its or the Funds' names which merely refer in accurate terms to the appointment of Sub-Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

11.
Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other. Subadviser and Sub-Subadviser each acknowledges its consent to electronic delivery, including via email or facsimile, of any documents or materials required and/or provided by one to the other related to services provided under this Agreement. Either party may revoke this consent and request any such documents or materials to be mailed, in lieu of electronic delivery, at any time upon reasonable notice to the other.

Subadviser:

FIAM LLC
900 Salem Street, OT3N1
Smithfield, RI  02917
Attention:  Casey Condron, SVP Head of Relationship Management
Fax: 617-872-5601
 Email:  Casey.Condron@fmr.com

with a copy to:

Fidelity Investments
200 Seaport Blvd., ZW9A
Boston, MA  02210
Attention:  Andre Baynes, Senior Legal Counsel
Tel:  617-563-8018
617-476-7607

Sub-Subadviser:

Geode Capital Management, LLC
1 Post Office Square, 20th Floor
Boston, MA 02109
Attention:  Chief Operating Officer
Tel:  617-563-3499
Fax:  617-476-6389
Email:  jeffrey.miller@geodecapital.com

with a copy to:

Geode Capital Management, LLC
1 Post Office Square, 20th Floor
Boston, MA 02109
Attention:  General Counsel
Tel:  617-563-4469
Fax:  617-476-6389
Email:  matt.nevins@geodecapital.com

12.	Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.

13.
Assignment.  Sub-Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Subadviser.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Subadviser or Sub-Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14.
Governing Law.  This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the Commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16.
Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.
Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

20.
Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.
Rule 206(4)-5.  Subadviser agrees to provide to Sub-Subadviser, as Sub-Subadviser may reasonably request, or as otherwise required by Rule 206(4)-5 under the Advisers Act, and if provided to Subadviser by the Fund, (i) certification that the Funds are not Covered Investment Pools, as defined in Rule 206(4)-5(f)(3), or (ii) in the event that a Fund becomes a Covered Investment Pool, a list of the Government Entities invested in the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GEODE CAPITAL
MANAGEMENT, LLC FIAM LLC

By:  /s/ Jeffrey S. Miller  By:  /s/ Casey M. Condron

Name:  Jeffrey S. Miller  Name:  Casey M. Condron

Title:  COO  Title:  SVP, Head of Institutional Sales

SCHEDULE A

Fund:

Geode equity strategy of the AZL Pyramis Multi-Strategy Fund

Average Daily Net Assets* Rate

First $500 million 0.15%
Next $500 million 0.125%
Over $1 billion 0.10%

The rates set forth above apply to average daily net assets that are subject to the Sub-Sub-Subadviser's investment discretion in the Funds.

Date:  October 14, 2016